Exhibit 23.5

CONSENT OF INDEPENDENT VALUATION SPECIALIST

May 31, 2007

Mr. David Darnell
Chief Financial Officer
INTAC International, Inc.
12221 Merit Drive
Suite 600
Dallas, TX 75251

Re:
Written consent to reference Katzen Marshall preliminary valuation in Form S-4 filing of HSW International, Inc.

Dear Mr. Darnell:

We hereby consent to the inclusion in the registration statement on Form S-4 of HSW International, Inc. and any amendments thereto (the "Registration Statement") of references to our report relating to the preliminary valuation of the total invested capital, intangible assets and distribution business of INTAC International, Inc. ("INTAC") and to references to our firm's name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the total invested capital, intangible assets and distribution business of INTAC rests solely with INTAC and our preliminary valuation report was used as part of INTAC's analysis in reaching their conclusion of value.

Sincerely,

Katzen Marshall

By:	/s/ Katzen Marshall David T. Marshall Vice President